Exhibit (a)(3)

FORM OF LETTER OF TRANSMITTAL

BROADCOM CORPORATION
LETTER OF TRANSMITTAL
RE: TENDER OF ELIGIBLE OPTION(S) PURSUANT TO THE OFFER TO AMEND OR
REPLACE DATED MARCH 21, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 6:00 P.M, PACIFIC TIME,
ON APRIL 20, 2007, UNLESS THE OFFER IS EXTENDED.

Name Address	Employee ID:

Important: Read the remainder of this Letter of Transmittal before completing and signing this page.

The chart below provides information regarding the grant date indicated for each of your Eligible Options in the applicable notice of grant, the exercise price per share currently in effect for that option, the revised measurement date determined for that option for financial accounting purposes, the fair market value per share of Broadcom Class A common stock on that date, the number of shares currently outstanding under the option and the portion of the option that qualifies as an Eligible Option.

Indicate your decision to tender your Eligible Option(s) identified below by marking the “Amend This Eligible Option” box. Only the portion of your option that is subject to Section 409A of the Internal Revenue Code will be amended. If you do not want to tender one or more of your Eligible Options for amendment, mark the “Do Not Amend This Eligible Option” box for each option you choose not to tender. If you do not clearly mark one of those two boxes, your election will default to “Do Not Amend This Eligible Option” and your Eligible Option(s) will not be amended or replaced and you will not become entitled to the special cash payment payable to individuals whose Eligible Options are amended.

Number of
				Fair Market	Total	Shares
				Value Per	Number of	Subject to		Do Not
		Current		Share on	Shares	Taxation	Amend	Amend
Indicated		Exercise	Revised	Revised	Subject to	Under	This	This
Grant	Grant	Price Per	Measurement	Measurement	Outstanding	Section	Eligible	Eligible
Date	Number	Share (1)	Date (2)	Date (3)	Option	409A	Option	Option
		$		$			☐	☐

(1)	As adjusted to reflect all stock splits of, and dividends on, the Class A common stock following the indicated grant date.

(2)	Reflects the date determined to be the revised accounting measurement date of the Eligible Option as a result of the recent voluntary review of our equity award practices.

(3)	As adjusted to reflect all stock splits of, and dividends on, the Class A common stock following the revised measurement date.

Signature:

Spouse’s
Signature:
(if any)

Date:

IMPORTANT: YOU MUST ALSO SIGN ON PAGE 3.

To: Broadcom Corporation

By signing this Letter of Transmittal, I understand and agree to all of the following:

1. If I have marked the “Amend This Eligible Option” box for any Eligible Option listed in the table on the cover page of this Letter of Transmittal, I hereby tender such Eligible Option to Broadcom Corporation, a California corporation (“Broadcom”), for amendment or replacement in accordance with the terms set forth set forth in (1) the Offer to Amend or Replace dated March 21, 2007 (the “Offer Document”), of which I hereby acknowledge receipt, and (2) this Letter of Transmittal. Each tendered Eligible Option will be amended or replaced on April 23, 2007, or, if the Offer is extended, the first business day following the extended expiration date. The date on which tendered Eligible Options are amended will constitute the “Amendment Date.” All other capitalized terms used in this Letter of Transmittal but not defined herein have the meaning assigned to them in the Offer Document.

2. The Offer is currently set to expire at 6:00 p.m. Pacific Time on April 20, 2007 (the “Expiration Date”), unless Broadcom, in its discretion, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest date and time at which the Offer, as so extended, expires.

3. Except as otherwise provided in Paragraph 5 below, the exercise price of each of my tendered Eligible Option(s) will be amended on the Amendment Date to an exercise price per share equal to the lower of (i) the fair market value per share of Broadcom Class A Common Stock on the revised measurement date determined for that option for financial accounting purposes and (ii) the closing price per share of Broadcom’s Class A Common Stock on the Amendment Date. The new exercise price will constitute the “Adjusted Exercise Price,” and each of my tendered Eligible Options with such Adjusted Exercise Price will be designated an “Amended Option.” Except for the Adjusted Exercise Price, the terms and provisions of each Amended Option will be the same as in effect for the corresponding Eligible Option immediately before the amendment. However, for securities law purposes, such an amendment is technically a cancellation of each Eligible Option and the issuance of a new stock option (the Amended Option) for the same number of shares.

4. I will become entitled to receive a cash payment (the “Cash Payment”) in an amount determined by multiplying (i) the number of shares of Class A common stock subject to each Amended Option by (ii) the amount by which the Adjusted Exercise Price exceeds the current exercise price per share in effect for that Eligible Option. The Cash Payment will be made on the first regular payday in January 2008, but in no event later than January 31, 2008, whether or not I continue in Broadcom’s employ through such date, but the payment will be subject to Broadcom’s collection of all applicable withholding taxes.

5. If I tender an Eligible Option for amendment having an exercise price per share at or above the Adjusted Exercise Price determined for that option, then that option will be cancelled on the Amendment Date and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. In that event, I will not receive a Cash Payment with respect to that option. A notice of stock option grant and stock option agreement for the New Option will be delivered to me as soon as administratively practicable following the Amendment Date.

6. If I cease to be employed by Broadcom or its subsidiaries after I tender my Eligible Option(s) but before Broadcom accepts such option(s) for amendment or replacement, my Eligible Options will not be amended or replaced, and I will not be entitled to receive the Cash Payment.

7. Until the Expiration Date, I will have the right to withdraw my tendered Eligible Option(s). However, after that date I will have no withdrawal rights, unless Broadcom does not accept my tendered Eligible Option(s) before May 16, 2007, the 40th business day after commencement of the Offer. I may then withdraw my tendered Eligible Option(s) at any time prior to Broadcom’s acceptance of such options for amendment or replacement pursuant to the Offer.

8. The tender of my Eligible Option(s) pursuant to the procedure described in Section 4 of the Offer Document and the instructions to this Letter of Transmittal will constitute my acceptance of all of the terms and conditions of the Offer. Broadcom’s acceptance of my tendered Eligible Option(s) for amendment or replacement pursuant to the Offer will constitute a binding agreement between Broadcom and me upon the terms and subject to the conditions of the Offer.

9. I am the registered holder of the Eligible Option(s) listed on the cover page of this Letter of Transmittal, and my name, employee identification number and other information appearing on the cover page of this Letter of Transmittal are true and correct. If I am married, my spouse has signed where indicated on page 3 below and on page 1 above.

10. I am not required to tender my Eligible Option(s) pursuant to the Offer. However, if I do not tender such option(s), then I must take other action on my own with respect to such option(s) in order to bring such option(s) into compliance with Section 409A of the Internal Revenue Code (“Section 409A”) and thereby avoid the adverse tax consequences of Section 409A. I will be solely responsible for any penalty taxes, interest payments or other liabilities that I may incur under Section 409A with respect to any Eligible Option that is not amended or replaced pursuant to the Offer.

11. Broadcom cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

12. Under certain circumstances set forth in the Offer Document, Broadcom may terminate or amend the Offer and postpone its acceptance and amendment or replacement of the tendered Eligible Options. Should the Eligible Option(s) tendered herewith not be accepted for amendment or replacement, such option(s) will be returned to me promptly following the expiration or termination of the Offer.

I understand that neither Broadcom nor Broadcom’s Board of Directors is making any recommendation as to whether I should tender or refrain from tendering my Eligible Option(s) for amendment or replacement pursuant to the Offer, and that I must make my own decision whether to tender my Eligible Option(s), taking into account my own personal circumstances and preferences. I understand that the Amended Option(s) or New Option(s) resulting from the amendment or replacement of my tendered Eligible Option(s) may decline in value and may be “out of the money” when I decide to exercise such option(s). I further understand that past and current market prices of Broadcom Class A common stock may provide little or no basis for predicting what the market price of Broadcom Class A common stock will be when Broadcom amends my tendered option(s) or at any other time in the future.

SIGNATURE OF OPTIONEE

(Signature of Optionee or Authorized Signatory)	(Signature of Optionee’s Spouse, if any)

(Optionee’s Name, please print in full)

Date: _ _, 2007

Office Telephone: ( _ _) _ _

Email address: _ _@broadcom.com

Employee Identification Number (see cover page): _ _

Please read the instructions on pages 5 and 6 of this Letter of Transmittal and then complete, sign and date the table on the cover page and the signature block on page 3 and return the entire Letter of Transmittal (including the instructions) to:

Broadcom Corporation
Attn: Shareholder Services Department
P.O. Box 57013
Irvine, California 92619-7013

Telephone:(949) 926-6400
Facsimile:(949) 926-8087

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS
OTHER THAN THE ADDRESS ABOVE OR TRANSMISSION VIA FACSIMILE
TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE
WILL NOT CONSTITUTE VALID DELIVERY.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal.  A properly completed and duly executed original of the Letter of Transmittal (or a facsimile thereof) must be received by Broadcom, at its address or at its facsimile number set forth on the signature page of the Letter of Transmittal, by 6:00 p.m. Pacific Time on the Expiration Date.

The method by which you deliver the Letter of Transmittal is at your election and risk, and the delivery will be deemed made only when actually received by Broadcom. If you elect to deliver your Letter of Transmittal by mail, Broadcom recommends that you use certified mail with return receipt requested. If you elect to deliver your Letter of Transmittal by fax, Broadcom recommends that you retain the fax transmittal receipt. You should, in all events, allow sufficient time to ensure timely delivery. Broadcom cannot accept delivery by email.

Tenders of Eligible Options made pursuant to the Offer may be withdrawn up to 6:00 p.m. Pacific Time on the Expiration Date. If the Offer is extended by Broadcom beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Offer. In addition, if Broadcom does not accept your tendered options by 6:00 p.m. Pacific Time on May 16, 2007, you may withdraw your tendered Eligible Options at any time thereafter until such options are accepted for amendment or replacement. To validly withdraw your tendered Eligible Options, you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to Broadcom while you still have the right to withdraw such tendered options. Withdrawals may not be rescinded, and any Eligible Options withdrawn will thereafter be deemed not to have been properly tendered for purposes of the Offer, unless the withdrawn options are properly re-tendered prior to the Expiration Date by following the procedures described above.

Broadcom will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options shall, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.

2. Tenders. If you intend to tender your Eligible Options pursuant to the Offer, you must complete the table on the cover page of the Letter of Transmittal and follow the procedures described in Instruction 1. If you decide to tender one or more Eligible Options, you must tender the entire portion of each such option that is subject to the Offer.

3. Signatures on This Letter of Transmittal.  The optionee and his or her spouse, if any, must sign the Letter of Transmittal.

4. Requests for Assistance or Additional Copies.  Any questions or requests for assistance, as well as requests for additional copies of the Offer Document or the Letter of Transmittal, may be directed to Broadcom’s Shareholder Services Department at the address and telephone number given on the signature page of the Letter of Transmittal or at tenderoffer@broadcom.com. Copies will be furnished promptly at Broadcom’s expense.

5. Irregularities.  Broadcom will determine, in its sole discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tendered option. Broadcom will also decide, in its discretion, all questions as to (i) the portion of each option grant that qualifies as an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under any Amended Option, (iii) the number of shares of Class A common stock purchasable under the Amended Option at the Adjusted Exercise Price, (iv) the amount of the Cash Payment payable with respect to each Amended Option and (v) the cancellation of tendered Eligible Options with exercise prices at or above the Adjusted Exercise Prices determined for those options and the replacement of those options with New Options. Broadcom’s determination of such matters will be final and binding on all parties. Broadcom reserves the right to reject any or all tenders that it determines do not comply with the conditions of the Offer, are not in proper form or the acceptance of which would be unlawful. Broadcom also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular optionee, and Broadcom’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering optionee or waived by Broadcom. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as Broadcom shall determine. Neither Broadcom nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice. If the table on the cover page of the Letter of Transmittal includes options that are not eligible for the Offer, Broadcom will not accept those options for amendment or replacement, but Broadcom does intend to accept for amendment or replacement any properly tendered Eligible Option set forth in that table.

6. Important Tax Information.  You should refer to Sections 2 and 15 of the Offer Document and the “Risks of Participation in the Offer” section of the Offer Document, which contain important U.S. federal tax information concerning the Offer. You are strongly encouraged to consult with your own tax advisors as to the tax consequences of your participation in the Offer.

7. Copies.  You should make a copy of the Letter of Transmittal, after you have completed and signed it, for your own records.

IMPORTANT: THE LETTER OF TRANSMITTAL (OR A FACSIMILE COPY) MUST BE RECEIVED BY BROADCOM BY 6:00 P.M. PACIFIC TIME ON THE EXPIRATION DATE.

March 21, 2007
Dear Broadcom Colleague:
As you are aware, we recently performed a voluntary review of Broadcom’s equity award practices. As a result of that review, revised measurement dates were applied to most of the stock option grants awarded between June 1998 and May 2003. One or more of those options may also be deemed to be “below-market” options under Section 409A of the Internal Revenue Code. Broadcom has decided to offer eligible persons holding options that may potentially be subject to Section 409A the opportunity to amend or replace each such option to avoid any potential adverse tax consequences under Section 409A. You are receiving this letter because you hold one or more affected options.
If you want to participate in the offer, you must complete, sign, date and return the enclosed Letter of Transmittal by 6:00 p.m. Pacific Time on Friday, April 20, 2007. The Offer to Amend or Replace Eligible Options document (the “Offer Document”) that contains the details of the offer has been emailed to you and will also be available via the Company Intranet at http://intranet.broadcom.com/stock/ or can be requested from Shareholder Services at tenderoffer@broadcom.com or (949) 926-6400.
Participation in the offer is completely voluntary and you are not required to tender any of your affected options for amendment or replacement. However, if you elect not to tender your affected options, you will be solely responsible for any adverse tax consequences that may arise under Section 409A.
This package contains a personalized Letter of Transmittal that summarizes the affected options that you currently hold, including information relating to the number of shares subject to each affected option, the current exercise price per share in effect for that option, the revised measurement date applied to that option for financial accounting purposes and the fair market value per share of Broadcom Class A common stock on that revised measurement date.
As discussed in greater detail in the Offer Document, if you tender an affected option that is amended pursuant to the offer, the current exercise price in effect for that option will be adjusted to the lower of (i) the fair market value per share of Broadcom Class A common stock on the revised measurement date applied to that option as a result of the review and (ii) the closing selling price per share of our Class A common stock on the date on which the option is amended. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of the offer. No other changes will be made to your affected option. Accordingly, each amended option will otherwise continue to be subject to the same vesting schedule, exercise period, option term and other terms and conditions as in effect for that option immediately prior to the amendment.

However, if the Adjusted Exercise Price so determined would be the same or lower than the exercise price per share currently in effect for an affected option, then that option will, on the Amendment Date, instead be cancelled and immediately replaced with a new option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. The cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an affected option whose current exercise price is not increased.
You must return your completed, signed Letter of Transmittal by mail, courier, hand delivery (during normal business hours) or facsimile by 6:00 p.m. Pacific Time on Friday, April 20, 2007 to:
     Broadcom Corporation
     Attn: Shareholder Services Department
     P.O. Box 57013
     Irvine, CA 92619-7013
     Facsimile: (949) 926-8087
If you decide to return the Letter of Transmittal by mail, we recommend using certified mail with return receipt requested. Upon receipt of your Letter of Transmittal, Shareholder Services will send you a confirmation of receipt via email within two business days. The confirmation will be sent to the email address on record located on Broadcom’s Intranet.
Please note that if you elect to participate in the offer, you must sign and date pages 1 and 3 of the Letter of Transmittal and return the entire document to us.
You are solely responsible for deciding whether or not to participate in the offer and for making sure that you properly complete and sign your Letter of Transmittal and that we receive it by 6:00 p.m. Pacific Time on Friday, April 20, 2007. Please allow sufficient time to ensure that we receive your Letter of Transmittal before the deadline. If we receive your letter after the deadline or you do not properly complete the letter, your letter will be rejected and your affected options will not be amended or replaced pursuant to the offer.
Please go to the following Broadcom Intranet site to access information regarding the Offer Document: http://intranet.broadcom.com/stock/.
If you have any questions, you may call or email Shareholder Services at (949) 926-6400 or tenderoffer@broadcom.com.
BROADCOM CORPORATION